UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 2, 2008

Inovio Biomedical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11494 Sorrento Valley Road, San Diego, California		92121-1318
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 597-6006

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 7, 2008, Inovio Biomedical Corporation (the “registrant”) and VGX Pharmaceuticals, Inc., a privately-held Delaware corporation (“VGX”) executed a definitive merger agreement (the “Merger Agreement”), which provides for the issuance of the registrant’s securities in exchange for all of the outstanding securities of VGX and the merger of an acquisition subsidiary of the registrant with and into VGX (the “Merger”).  The registrant’s and VGX’s boards of directors have both approved the Merger Agreement, however the Merger is subject to completion of the registration of the registrant’s securities to be issued with the Securities and Exchange Commission (“SEC”), receipt of approval from both companies’ stockholders of the transaction, and other customary closing conditions.  Upon closing of the Merger, the registrant anticipates changing its name to VGX Pharmaceuticals, Inc.

The Merger Agreement anticipates that at the time of closing of the merger, a wholly-owned acquisition subsidiary of the registrant will merge into VGX, with VGX surviving as a wholly-owned subsidiary of the registrant. Concurrently, the registrant will issue shares of the registrant’s common stock in exchange for all of the outstanding shares of VGX common stock based on an exchange ratio derived from the comparative fully diluted share capitalization of the companies, excluding the shares of VGX common stock underlying $5.5 million of VGX convertible debt (the “Excluded Debt”). The registrant will also assume all outstanding VGX options and warrants and all VGX convertible debt in excess of the Excluded Debt, which will be adjusted based on the exchange ratio and become exercisable or convertible, as applicable, for the registrant’s common stock. The Excluded Debt will also be assumed at closing, but unlike the VGX convertible debt discussed above, the principal outstanding under the Excluded Debt at closing will be immediately converted into shares of the registrant’s common stock at $1.05 per share.  The registrant expects the remaining VGX convertible debt that is assumed and adjusted to be fully retired by April 2009 from deferred proceeds relating to the sale of VGX’s plasmid production facility in Texas in June 2008.

The closing of the Merger as contemplated by the Merger Agreement should have no impact on the registrant’s outstanding securities, other than (i) dilution caused by the securities to be issued upon consummation of the Merger, (ii) triggering accelerated vesting rights for the registrant’s outstanding options to purchase common stock, and (iii) triggering certain cash redemption rights for the holders of the registrant’s Series C Convertible Cumulative Preferred Stock.

Due to the structure of the exchange ratio calculation, it is not possible for the parties to state with certainty at this time the total number of shares of the registrant’s common stock, options, and warrants to be issued at closing of the Merger.  However, the exchange ratio is designed to result in the legacy holders of the registrant’s and VGX securities each holding on an aggregate basis 50% of the combined company’s fully-diluted equity interests, excluding from the calculation the shares issuable upon the conversion of the Excluded Debt. Based on current capitalization information, the parties anticipate that legacy registrant equity interest holders and legacy VGX equity interest holders will share voting power over the combined company approximately 49% and 51%, respectively.  However, the exact percentage split of the equity interests in and voting power over the combined company will depend on a number of factors, including the registrant’s pre-closing capitalization and VGX’s pre-closing capitalization, thus these projected percentages may change prior to closing.

The registrant is required to use commercially reasonable efforts to register the securities to be issued in the merger under the Securities Act of 1933, as amended, on a registration statement on Form S-4 to be filed with the SEC. Registered shares of common stock received in the transaction by certain significant holders of VGX common stock and certain affiliates and all employees of VGX and shares of registrant common stock held by all affiliates and employees of the registrant at the time of consummation of the transaction will be subject to lock-up arrangements that will provide for 25% of the shares initially subject to the lock-up per individual to be released from such restrictions upon each six-month anniversary of the closing date of the transaction, such that all shares will be released from the lock-up arrangements upon the two-year anniversary of the closing date of the transaction. The foregoing lock-up restrictions will not apply to the shares of the registrant’s common stock issued upon assumption and conversion of the Excluded Debt, which will instead be subject to a separate lock-up for six months after the closing date of the transaction, and which will provide for 50% of the shares initially subject to the lock-up to be released upon the three-month anniversary of the closing date of the transaction.

The Merger Agreement anticipates that the post-Merger company will have a six-person board of directors consisting of three directors each from the registrant’s and VGX’s current boards of directors and provides for an integrated management team consisting of members from both the current registrant’s and VGX’s management teams.  The combined company is expected to be lead by Dr. J. Joseph Kim of VGX as president, CEO and a director, with Dr. Avtar Dhillon of the registrant serving as a consultant and a director.  The combined company’s headquarters are anticipated to be located in Blue Bell, Pennsylvania, while maintaining other operations in San Diego, California, The Woodlands, Texas, and Oslo, Norway.

As noted above, the Merger requires approval of the stockholders of both the registrant and VGX. The registrant expects to file a proxy statement and supporting materials as part of its Form S-4, and will hold a special meeting of stockholders to seek approval of the merger and related stockholder proposals.

Investors and the public are encouraged to read the relevant registration, proxy solicitation and consent solicitation related documents to be filed with the SEC in relation to the Merger because they contain important information about the companies, the Merger, the securities to be issued and the expectations for the combined company. The registration statement/proxy statement to be filed on Form S-4 and other merger-related documents will be available, when filed, without charge, from the SEC’s web site (www.sec.gov) or can be obtained, free of charge, by requesting such documents, including any items incorporated by reference, from the registrant.

Prior to the date of the Merger Agreement, the registrant’s sole relationships with VGX were as a party to a licensing agreement with VGX entered into in the ordinary course of business of both the registrant and VGX and as a holder of 25,000 shares of VGX common stock acquired in relation to such agreement. The shares of VGX common stock held by the registrant will be cancelled upon closing of the Merger.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided under Item 1.01 is incorporated by reference herein.

Item 5.02(e).  Compensatory Arrangements of Certain Officers.

On July 2, 2008, the registrant’s board of directors approved and the registrant executed an addendum to the existing employment agreement dated December 15, 2003 of the registrant’s Chief Financial Officer, Peter Kies, to (i) increase the compensation payable upon severance to equal nine months’ salary payable in equal monthly installments over a nine month period and (ii) provide for health care benefits for nine months from the date of termination.  The addendum is provided herewith as Exhibit 10.1 and hereby incorporated by reference into this Item 5.02.

On July 2, 2008, the registrant’s board of directors, on the recommendation of the Compensation Committee of the board of directors, approved the grant of options to purchase 60,000 shares of Inovio common stock pursuant to the registrant’s 2007 Omnibus Incentive Plan to each of Peter Kies, Punit Dhillon (the registrant’s Vice President, Finance & Operations) and Michael Fons (the registrant’s Vice President, Business Development), to be issued after the close of trading on the second trading day after announcement of the Merger and to be exercisable at the closing price of the registrant’s common stock as listed on the American Stock Exchange as of such date of issuance. These options will vest 25% immediately, and 25% for each anniversary thereafter. The registrant’s board of directors approved these options for retention purposes in relation to the proposed Merger.

In conjunction with the Merger Agreement discussed in Item 1.01, the registrant’s board of directors approved the execution of new employment agreements for Punit Dhillon and Michael Fons and consulting agreements for Avtar Dhillon and Peter Kies, to be executed prior to and effective upon closing of the Merger.  The new employment agreements confirm the anticipated title, salary, termination and severance rights and other terms of employment for Messrs. Dhillon and Fons and provide for a closing bonus equal to three months’ salary for each upon closing of the Merger.  The consulting agreements provide the terms of the consulting services to be provided by Dr. Dhillon and Mr. Kies, including compensation, termination rights and associated benefits.  These employment and consulting agreements will be filed with the registrant’s initial Form S-4 filing and described further therein.

Item 8.01.  Other Events.

On July 7, 2008, registrant issued a press release announcing the execution of the Merger Agreement described in Item 1.01, a copy of which press release is filed as Exhibit 99.1 to this report.  In the press release, the registrant and VGX have announced a conference call to discuss the Merger and Merger Agreement described in Item 1.01.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1	Addendum to P. Kies Employment Agreement, dated July 2, 2008
99.1	Press release dated July 7, 2008 announcing execution of Definitive Merger Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2008

INOVIO BIOMEDICAL CORPORATION

	By:	/s/ Peter Kies
Peter Kies, Chief Financial Officer